Exhibit 99.1

ESCALADE, INC. SIGNS NEW LOAN AGREEMENT
WITH JP MORGAN CHASE

Evansville, IN (May 1, 2009) Escalade, Incorporated (NASDAQ: ESCA) announced today that, on April 30, 2009, it signed a new loan agreement with JP Morgan Chase Bank, N.A. (Chase) for a senior secured revolving credit facility in the maximum amount up to $50,000,000 and through Chase London Branch, a senior secured revolving credit facility in the maximum amount of 3,000,000 Euro depending upon certain terms and conditions. The credit facility has a maturity date of May 31, 2010. The agreement includes the waiver of the Company’s covenant violations under the prior credit facility with Chase.

“We are pleased with the strong support from Chase,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. “We believe this new credit facility enables Escalade to continue to execute our business strategy.”

Escalade is a leading manufacturer and marketer of sporting goods and office products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-1251.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to update these forward-looking statements after the date of this report.